UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2015

Getty Realty Corp.

(Exact name of registrant as specified in charter)

Maryland	001-13777	11-3412575
(State of Organization)	(Commission File Number)	(IRS Employer Identification No.)

Two Jericho Plaza, Suite 110 Jericho, New York	11753
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (516) 478-5400

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01. Other Events.

On March 3, 2015, subsidiaries of Getty Realty Corp. (the “Company”) entered into a settlement agreement (the “Settlement Agreement”) with the trustee for the Getty Petroleum Marketing Inc. Liquidating Trust (the “Trust”), which is conducting the liquidation of the assets of Getty Petroleum Marketing Inc. and its subsidiaries (together, “Marketing”). The Settlement Agreement resolves the claims asserted by the Company in Marketing’s bankruptcy case in the U.S. Bankruptcy Court (the “Bankruptcy Court”), and other disputes with the trustee. The Settlement Agreement is subject to the approval of the Bankruptcy Court at a hearing that is scheduled to be held on April 7, 2015.

Pursuant to the terms of the Settlement Agreement, the Company will receive an interim distribution from the Trust of approximately $6 million (the “Interim Distribution”) within 15 days of the approval of the Settlement Agreement by the Bankruptcy Court. In addition, if the Settlement Agreement is approved by the Bankruptcy Court, the Company expects to receive additional distributions from the Trust during 2015 on account of its claims. The Interim Distribution and any subsequent distributions received by the Company from the Trust depend on the Company’s percentage of the total amount of allowed general unsecured claims against Marketing. The trustee and the Bankruptcy Court have not yet completed the process of determining the total amount of allowed general unsecured claims against Marketing. The Company anticipates that the sum of all additional distributions will not materially exceed the amount of the Interim Distribution. The Company cannot provide any assurance as to whether the Settlement Agreement will be approved, or, if approved, the total amount of the distributions it will receive from the Trust on account of its claims or timing of such future distributions.

In addition to resolving the Company’s claims against Marketing, the Settlement Agreement resolves a dispute between the Company and the trustee related to the Company’s agreement to fund a lawsuit brought by the trustee against Lukoil Americas Corporation and related entities and individuals for the benefit of Marketing’s creditors. Under the Settlement Agreement, the Company expects to receive an additional distribution of approximately $0.6 million from the Trust within 15 days of approval of the Settlement Agreement by the Bankruptcy Court.

The foregoing description of the Settlement Agreement is not complete and is subject to and qualified in its entirety by reference to the Settlement Agreement, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Certain statements in this Form 8-K may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When the words “believes,” “intends,” “expects,” “plans,” “projects,” “estimates” and similar expressions are used, they identify forward-looking statements. Examples of these forward looking statements include the Company’s statements regarding the Settlement Agreement, including, but not limited to, its belief that additional distributions from the Trust will be received in 2015 and that the sum of all additional distributions will not exceed the amount of the Interim Distribution. These forward-looking statements are based on management’s current beliefs and assumptions and information currently available to management and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Information concerning factors that could cause the Company’s actual results to differ materially from these forward-looking statements can be found in our periodic reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect future events or circumstances or reflect the occurrence of unanticipated events.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Settlement Agreement regarding claims of Getty Properties Corp., GettyMart Inc., and Leemilt’s Petroleum, Inc. dated March 3, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GETTY REALTY CORP.

Date: March 9, 2015	By:	/s/ Christopher J. Constant
Christopher J. Constant
Vice President, Chief Financial Officer and Treasurer

INDEX TO EXHIBITS

Exhibit	Description

Exhibit 99.1	Settlement Agreement regarding claims of Getty Properties Corp., GettyMart Inc., and Leemilt’s Petroleum, Inc. dated March 3, 2015.